EMPOWERING patent OWNERS, REWARDING INVENTION

FOR RELEASE
August 8, 2018

Contact:
Investors:
Acacia Research Corporation
Clayton Haynes, 949-480-8316
chaynes@acaciares.com
or
Media:
Sloane & Company
Joe Germani / Kristen Duarte, 212-486-9500
jgermani@sloanepr.com / kduarte@sloanepr.com

ACACIA RESEARCH REPORTS
SECOND QUARTER FINANCIAL RESULTS

Provides initial business and strategy update, including progress made since 2018 Annual Meeting

Announces that C. Allen Bradley will be joining the Board as a highly-qualified, independent director

Marc Booth, former Acacia EVP, rejoins Company and named Chief Intellectual Property Officer

All previous directors have resigned from Acacia Board; President Robert B. Stewart Jr., General Counsel Edward J. Treska and CFO Clayton J. Haynes are departing the Company effective August 10, 2018

Newport Beach, Calif. - (BUSINESS WIRE) - August 8, 2018 - Acacia Research Corporation(1) ("Acacia" or "the Company") (Nasdaq: ACTG) today reported results for the three months ended June 30, 2018.

•	Revenues for the second quarter of 2018 were $6,485,000, as compared to $16,457,000 in the comparable prior year quarter.

•
GAAP and non-GAAP results for the second quarter of 2018 included an unrealized gain on our equity investment in Veritone, Inc. ("Veritone") (Nasdaq: VERI) totaling $11,347,000, as compared to a net unrealized loss of $5,411,000 in the comparable prior year quarter.

•	GAAP results for the second quarter of 2018 included impairment charges of $29,210,000.

•
GAAP net loss for the second quarter of 2018 was $28,427,000, or $0.57 per diluted share, as compared to a GAAP net loss of $14,252,000, or $0.28 per diluted share for the comparable prior year quarter.

•
Non-GAAP net income for the second quarter of 2018 was $6,582,000, or $0.13 per diluted share, as compared to a non-GAAP net loss of $7,232,000, or $0.14 per diluted share for the comparable prior year quarter. See below for information regarding non-GAAP financial measures.

•	Cash and short-term investments totaled $134,844,000 as of June 30, 2018, as compared to $136,604,000 as of December 31, 2017.

Board Composition Update

The Company today announced that C. Allen Bradley will be joining the Board as an independent director. Mr. Bradley - the former Executive Chairman of Amerisafe, Inc. (NASDAQ:AMSF) - has served for over 24 years in corporate leadership positions with great success, and has extensive financial, legal and operational expertise.

Furthermore, the Company announced that Joseph E. Davis, Fred A. deBoom and James F. Sanders have resigned from the Board, effective immediately.

Personnel Update

Acacia also announced that Marc Booth has re-joined the Company as Chief Intellectual Property Officer. Marc was previously an Executive Vice President at Acacia handling the Company’s patent portfolio until he left the Company last year.

Additionally, Robert B. Stewart Jr., President, Edward J. Treska, Executive Vice President, General Counsel and Clayton J. Haynes, Chief Financial Officer, SVP Finance, Treasurer, are transitioning out of their roles at Acacia effective August 10, 2018, pursuant to a board approved transition arrangement. Ed and Clayton have agreed to provide consulting services to the Company to aid in the transition of their duties subsequent to August 10, 2018. Clayton’s departure as CFO was not based on any disagreement with the Company’s accounting principles, practices or financial statement disclosures. This transition will facilitate the achievement of the Company’s cost saving goals.

Statement from Alfred V. Tobia Jr. and Clifford Press

Newly-elected directors Alfred V. Tobia Jr. and Clifford Press issued the following statement updating stockholders on Acacia’s business and strategy going forward:

“We are fully committed to implementing the plans we outlined ahead of the 2018 Annual Meeting of Stockholders, including cutting costs, protecting stockholder capital, improving corporate governance, methodically stabilizing the business and reconstituting Acacia’s Board with highly-credentialed, independent directors with demonstrated governance and investment skills. We believe that with the right strategy in place, Acacia can drive real value creation for its stockholders - and we look forward to working with the Company’s dedicated employees to achieve this goal.

In our short time on the Board, we have made tangible progress in executing on our strategic plan and these efforts are ahead of schedule. Operating expenses have been reduced significantly, decreasing Acacia’s general and administrative run rate from $13 million per year to approximately $4.5 million per year. We are also creating a better system to handle capital allocation decisions in our current investments and new investments.

We are pleased that Allen Bradley has agreed to join as a director. Allen brings deep expertise and experience to the Board. He will be a highly-qualified, independent voice for stockholders. We are committed to adding additional independent directors in the near term, with the goal of returning the Board to five members.

Additionally, we are carefully evaluating the patent business to ensure we are making decisions that are in the best interests of stockholders. We are excited that Marc Booth has agreed to return to Acacia as Chief Intellectual Property Officer. This is in line with our plan to bring in competent, capable people to assess this business. Marc will play a vital role in managing and monetizing the patents portfolio. He is deeply familiar with the Acacia’s patent portfolio and will be a safe pair of hands to manage these assets.

We would like to thank Ed Treska and Clayton Haynes for their contributions and service to Acacia over the years. We appreciate their work and their gracious assistance to us as we shift the management of the company to be more aligned with the size of its operations.”

Statement from Marc Booth, Chief Intellectual Property Officer:

“I am excited to be returning to Acacia to oversee the Company’s patent business. I intend to conduct a careful, methodical review of this part of the business to assess what the opportunities are for delivering increased value for our stockholders, and I look forward to drawing on my past experience at Acacia to guide these efforts.”

Biography of C. Allen Bradley, Jr.

C. Allen Bradley, Jr. served as executive chairman of Amerisafe, Inc. from 2005 to 2016. He served at Amerisafe as Chief Executive Officer from 2003 to 2015, president from 2002 to 2008, and Executive Vice President from 2000 to 2002. Mr. Bradley was Amerisafe’s Executive Vice President and General Counsel from 1996 to 2000. As Executive Vice President-Operations from 1994 to 1996, he managed operations for Mor-Tem Systems, Inc.

Mr. Bradley practiced law in Louisiana from 1976 to 1992 and was elected to the Louisiana House of Representatives, where he served as a state representative from 1984 to 1992. He also served on the board of the National Council on Compensation Insurance, Inc. from 2012 to 2016, and is a past board member of Amerisafe, Inc. He earned his Bachelor of Arts at Southeastern Louisiana University. He was awarded his Juris Doctor degree from Louisiana State University.

Consolidated Financial Results - Overview
Financial highlights and operating activities during the periods presented included the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues (in thousands)	$6,485	$16,457	$68,578	$25,311
GAAP net loss (in thousands)	$(28,427)	$(14,252)	$(60,465)	$(26,082)
Non-GAAP net income (loss) (in thousands)	$6,582	$(7,232)	$(19,422)	$(11,435)
Non-GAAP net income (loss), excluding change in fair value of equity investment in Veritone (in thousands)	$(4,765)	$(1,821)	$10,328	$(6,024)
GAAP diluted loss per share	$(0.57)	$(0.28)	$(1.20)	$(0.52)
Non-GAAP diluted income (loss) per share	$0.13	$(0.14)	$(0.39)	$(0.23)
Non-GAAP diluted income (loss) per share, excluding change in fair value of equity investment in Veritone	$(0.10)	$(0.04)	$0.20	$(0.12)

Summary Consolidated Financial Results
Three months ended June 30, 2018 compared with the three months ended June 30, 2017

Revenues (in thousands):

	Three Months Ended June 30,		Change
	2018	2017	$	%

Revenues	$6,485	$16,457	$(9,972)	(61)%

In the second quarter of 2018, two licensees individually accounted for 48% and 42% of revenues recognized. In the second quarter of 2017, one licensee individually accounted for 85% of revenues recognized.

Cost of Revenues (in thousands):

	Three Months Ended June 30,		Change
	2018	2017	$	%

Inventor royalties	$1,241	$4,273	$(3,032)	(71)%
Contingent legal fees	1,037	3,236	(2,199)	(68)%
Total inventor royalties and contingent legal fees	$2,278	$7,509	$(5,231)	(70)%

Second quarter 2018 inventor royalties and contingent legal fees expense decreased primarily due to the decrease in related revenues quarter to quarter. Second quarter 2018 total revenues, less inventor royalties expense and contingent legal fees expense was $4,207,000, or 65% of second quarter 2018 revenues, as compared to $8,948,000, or 54% of revenues recognized in the comparable prior year quarter.

	Three Months Ended June 30,		Change
	2018	2017	$	%

Litigation and licensing expenses - patents	$2,130	$4,134	$(2,004)	(48)%

Second quarter 2018 litigation and licensing expenses decreased primarily due to a net decrease in litigation support and third-party technical consulting expenses associated with ongoing licensing and enforcement programs and an overall decrease in portfolio related enforcement activities.

General and Administrative Expenses (in thousands):

	Three Months Ended June 30,		Change
	2018	2017	$	%
General and administrative expenses	$5,892	$5,247	$645	12%
Non-cash stock compensation expense - G&A	521	1,449	(928)	(64)%
Non-cash stock compensation expense - Veritone profits interests	685	38	647	1,703%
Total general and administrative expenses	$7,098	$6,734	$364	5%

Second quarter 2018 general and administrative expenses increased 12%, primarily due to an increase in proxy related legal and consulting fees, partially offset by a reduction in personnel and severance costs in connection with headcount reductions in 2017.

Non-cash stock compensation expense decreased due to a decrease in expense for market-based performance stock options expensed in the second quarter of 2017. Non-cash stock compensation expense related to Veritone profits interests increased due to the increase in the fair value of our Veritone related profits interest units, consistent with the increase in the underlying Veritone stock price during the second quarter of 2018. Profits interest related non-cash stock compensation expense is adjusted each reporting period for changes in estimated fair value, which is primarily based on the quoted market price of Veritone common stock.

Impairment of Patent-Related Intangible Assets (in thousands):

	Three Months Ended June 30,		Change
	2018	2017	$	%

Impairment of patent-related intangible assets and other	$29,210	$—	$29,210	100%

Impairment charges for the second quarter of 2018 primarily reflects the impact of a reduction in estimated future net cash flows for certain patents. These impairment charges consisted of the excess of the asset’s carrying value over its estimated fair value as of June 30, 2018. These impairment charges only impacted certain patents that we incurred acquisition costs for when initially acquired in prior periods. These impairment charges did not impact any portfolios that we did not incur acquisition costs for when initially acquired, which are not reflected on our balance sheet pursuant to U.S. Generally Accepted Accounting Principles.

Investments at Fair Value
Our investment in Veritone consists of 4,119,521 shares of Veritone common stock and 1,120,432 common stock warrants and is accounted for at fair value. As such, our investment is marked to market at each balance sheet date, primarily based on fluctuations in Veritone's stock price each period, with related unrealized investment gains and losses reflected in the consolidated statement of operations. Second quarter 2018 results included an unrealized investment gain totaling $11,347,000, related to the application of the fair value method of accounting to our equity investment in Veritone. Total net investment loss for the second quarter of 2017 totaled $5,411,000 primarily comprised of an unrealized loss related to the application of the fair value method of accounting to our equity investment in Veritone, partially offset by an unrealized gain on the exercise of the Veritone warrant and the conversion of our Veritone loans to equity.

Provision for Income Taxes (in thousands):

	Three Months Ended June 30,		Change
	2018	2017	$	%

Provision for income taxes	$(285)	$(1,478)	$1,193	(81)%

Tax expense for the periods presented primarily reflects the impact of foreign withholding taxes incurred on certain revenue agreements executed with third-party licensees domiciled in foreign jurisdictions.

Financial Condition (in thousands)
Summary Balance Sheet Information:

	June 30, 2018	December 31, 2017

Cash and short-term investments	$134,844	$136,604
Accounts receivable	5,629	153
Investments	83,199	106,949
Total assets	250,467	308,768
Accounts payable and accrued expenses	8,855	7,956
Royalties and contingent legal fees payable	4,765	1,601
Total liabilities	16,091	13,109

Summary Cash Flow Information:

	Three Months Ended June 30,
	2018	2017

Net cash provided by (used in):
Operating activities	$(40,339)	$(4,351)

Cash flows from investing activities:
Investments in Investees	—	(31,514)
Advances to Investee	—	(3,000)
Net purchases of available-for-sale investments - cash management	(5,186)	35,865
Net cash used in investing activities	(5,186)	1,351

Cash flows from financing activities:
Repurchase of common stock	(4,634)	—
Other financing activities	20	384
Net cash used in financing activities	(4,614)	384

Financing Activities. In May 2018, we repurchased 1,190,420 shares of common stock at a weighted average price of $3.89 for a total of $4,634,000.

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES
As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes financial measures, including (1) non-GAAP net income and (2) non-GAAP Earnings Per Share (“EPS”), that are considered non-GAAP financial measures as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We use these non-GAAP, or pro forma, financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business and strategic partnerships. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business and strategic partnerships by excluding non-cash stock compensation charges (excluding non-cash stock compensation for Veritone investment related profits interests) and non-cash patent amortization charges (including impairment charges) that may not be indicative of our recurring core business and strategic partnerships operating results. These non-GAAP financial measures also facilitate management’s internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business and strategic partnerships.
 Non-GAAP Net income and EPS. We define non-GAAP net income as net income calculated in accordance with GAAP, plus non-cash stock compensation charges and non-cash patent amortization and impairment charges. Non-GAAP EPS is defined as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis, calculated in accordance with GAAP, for the respective reporting period.
Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business and strategic partnerships operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business and strategic partnerships operating results. Non-cash stock compensation for our Veritone investment related profits interests are not excluded as the related liability is marked to market along with our equity investment in Veritone, and therefore, the liability will fluctuate consistent with increases or decreases in the fair value of our Veritone equity investment.
Similarly, due to the variability associated with the timing and amount of patent acquisition payments and estimates inherent in the capitalization, amortization and impairment of patent acquisition costs, management believes that providing a non-GAAP financial measure that excludes non-cash patent amortization and impairment charges allows investors to make meaningful comparisons between our recurring core business and strategic partnerships operating results and those of other companies, and also provides our management with a useful tool for financial and operational decision making and for evaluating our own period-to-period recurring core business and strategic partnerships operating results.
There are a number of limitations related to the use of non-GAAP net income and EPS versus net income and EPS calculated in accordance with GAAP. For example, non-GAAP net income excludes the impact of significant non-cash stock compensation charges and non-cash patent amortization and impairment charges that are or may be recurring, and that may or will continue to be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation programs and non-cash patent amortization and impairment charges reflect the cost of certain patent portfolio acquisitions, amortized on a straight-line basis over the estimated economic useful life of the respective patent portfolio, or impaired and may reflect the acceleration of amortization related to recoupable up-front patent portfolio acquisition costs. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and EPS and evaluating non-GAAP net income and EPS in conjunction with net income and EPS calculated in accordance with GAAP.
The accompanying table below provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.
Due to uncertainties related to our ability to utilize certain deferred tax assets in future periods, we have recorded a full valuation allowance against our net deferred tax assets for the periods presented herein. Tax expense for the periods presented reflects foreign taxes withheld on revenue agreements with licensees in foreign jurisdictions and other state taxes, and the impact of the full valuation allowance recorded for net operating loss and foreign tax credit related tax assets generated during the periods. As such, no tax benefit was recognized for net operating loss and foreign tax credit related tax benefits generated during the applicable periods presented. Accordingly, there are no income tax effects related to our adjustments to arrive at our non-GAAP measures included herein.
______________________________________________

A conference call is scheduled for today. The Acacia Research presentation will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 394-8218 for callers in the U.S. and Canada, and +1 (323) 701-0225 for international callers, both of whom will need to enter the conference ID 6059936 when prompted.

There will be a live webcast hosted by NASDAQ that will be available for 30 days and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Founded in 1993, Acacia Research Corporation (ACTG) is an industry leader in patent licensing and partners with inventors and patent owners to unlock the financial value in their patented inventions. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to the patent owner.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the ability to successfully develop licensing programs and attract new business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions and the success of our investments.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and any amendments to the forgoing, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation’s financial results will vary, and may vary significantly, from quarter to quarter.  This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur period to period.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues	$6,485	$16,457	$68,578	$25,311
Operating costs and expenses:
Cost of revenues:
Inventor royalties	1,241	4,273	22,985	4,939
Contingent legal fees	1,037	3,236	16,796	3,863
Other	—	—	4,000	—
Litigation and licensing expenses - patents	2,130	4,134	4,875	10,520
Amortization of patents	5,278	5,571	10,608	11,086
General and administrative expenses	7,098	6,734	10,477	13,650
Other expenses - business development	327	433	493	753
Impairment of patent-related intangible assets and other	29,210	—	29,210	—
Total operating costs and expenses	46,321	24,381	99,444	44,811
Operating loss	(39,836)	(7,924)	(30,866)	(19,500)
Other income (expense):
Gain on conversion of loans and accrued interest	—	2,671	—	2,671
Gain on exercise of Primary Warrant	—	4,616	—	4,616
Change in fair value of investment, net	11,347	(12,698)	(29,750)	(12,698)
Equity in earnings (losses) of investee	—	(14)	—	(14)
Other income	268	563	475	1,259
Total other income (expense)	11,615	(4,862)	(29,275)	(4,166)
Loss before provision for income taxes	(28,221)	(12,786)	(60,141)	(23,666)
Provision for income taxes	(285)	(1,478)	(476)	(2,719)
Net loss including noncontrolling interests in subsidiaries	(28,506)	(14,264)	(60,617)	(26,385)
Net loss attributable to noncontrolling interests in subsidiaries	79	12	152	303
Net loss attributable to Acacia Research Corporation	$(28,427)	$(14,252)	$(60,465)	$(26,082)

Net loss attributable to common stockholders - basic and diluted	$(28,427)	$(14,252)	$(60,465)	$(26,082)
Basic and diluted loss per common share	$(0.57)	$(0.28)	$(1.20)	$(0.52)
Weighted average number of shares outstanding, basic and diluted	50,061,812	50,499,248	50,345,808	50,416,611

Reconciliation of GAAP Net Loss and EPS to Non-GAAP Net Income (Loss) and EPS
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

GAAP net loss	$(28,427)	$(14,252)	$(60,465)	$(26,082)
Non-cash stock compensation (excluding Profits Interests related non-cash stock compensation)	521	1,449	1,225	3,561
Non-cash patent amortization	5,278	5,571	10,608	11,086
Impairment of patent-related intangible assets and other	29,210	—	29,210	—
Pro forma non-GAAP net income (loss)(2)	$6,582	$(7,232)	$(19,422)	$(11,435)
Pro forma non-GAAP net loss per common share - diluted(3)	$0.13	$(0.14)	$(0.39)	$(0.23)
GAAP weighted-average shares — diluted	50,184,983	50,499,248	50,345,808	50,416,611

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$100,150	$136,604
Short-term investments	34,694	—
Accounts receivable	5,629	153
Prepaid expenses and other current assets	3,509	2,938
Total current assets	143,982	139,695
Investment at fair value	75,004	104,754
Investment - other	8,195	2,195
Patents, net of accumulated amortization	23,099	61,917
Other assets	187	207
	$250,467	$308,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,855	$7,956
Royalties and contingent legal fees payable	4,765	1,601
Total current liabilities	13,620	9,557

Other liabilities	2,471	3,552
Total liabilities	16,091	13,109
Total stockholders’ equity	234,376	295,659
	$250,467	$308,768

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net loss including noncontrolling interests in subsidiaries	$(28,506)	$(14,264)	$(60,617)	$(26,385)
Adjustments to reconcile net loss including noncontrolling interests in subsidiaries to net cash provided by (used in) operating activities:
Gain on conversion of loans and accrued interest	—	(2,671)	—	(2,671)
Gain on exercise of Primary Warrant	—	(4,616)	—	(4,616)
Change in fair value of investment, net	(11,347)	12,698	29,750	12,698
Depreciation and amortization	5,283	5,594	10,627	11,134
Non-cash stock compensation	1,206	1,487	182	3,615
Impairment of patent-related intangible assets	29,210	—	29,210	—
Other	(226)	(250)	(313)	(598)
Changes in assets and liabilities:
Accounts receivable	(875)	(6,464)	(934)	12,505
Prepaid expenses and other assets	292	264	(571)	(1,474)
Accounts payable and accrued expenses	(204)	(2,478)	861	(5,054)
Royalties and contingent legal fees payable	(35,172)	6,349	1,436	(4,481)

Net cash provided by (used in) operating activities	(40,339)	(4,351)	9,631	(5,327)

Cash flows from investing activities:
Investments in Investees	—	(31,514)	(7,000)	(31,514)
Advances to Investee	—	(3,000)	—	(4,000)
Purchase of available-for-sale investments	(16,586)	(157,260)	(49,895)	(331,412)
Maturities and sales of available-for-sale investments	11,400	193,125	15,400	295,807

Net cash provided by (used in) investing activities	(5,186)	1,351	(41,495)	(71,119)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	(4,634)	—	(4,634)	—
Repurchased restricted common stock	—	(10)	(7)	(35)
Proceeds from exercises of stock options	20	394	51	649

Net cash (used in) provided by financing activities	(4,614)	384	(4,590)	614

Decrease in cash and cash equivalents	(50,139)	(2,616)	(36,454)	(75,832)

Cash and cash equivalents, beginning	150,289	65,836	136,604	139,052

Cash and cash equivalents, ending	$100,150	$63,220	$100,150	$63,220

Footnotes:

(1) As used herein, “Acacia Research Corporation,” “we,” “us,” and “our” refer to Acacia Research Corporation and/or its wholly and majority-owned operating subsidiaries.  All intellectual property acquisition, development, licensing and enforcement activities are conducted solely by certain of Acacia Research Corporation’s wholly and majority-owned operating subsidiaries.

(2) Due to uncertainties related to our ability to utilize certain deferred tax assets in future periods, we have recorded a full valuation allowance against our net deferred tax assets for the periods presented herein. Tax expense for the periods presented reflects foreign taxes withheld on revenue agreements with licensees in foreign jurisdictions and other state taxes, and the impact of the full valuation allowance recorded for net operating loss and foreign tax credit related tax assets generated during the periods. As such, no tax benefit was recognized for net operating loss and foreign tax credit related tax benefits generated during the applicable periods presented. Accordingly, there are no income tax effects related to our adjustments to arrive at our non-GAAP measures included herein.

(3) Calculated based on pro forma non-GAAP net income (loss) attributable to common stockholders - diluted, not shown.